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                                                Exhibit 99.2


            PP&L Files Customer Choice Plan with PUC

   ______________________________________________________



	Pledging to continue its record of price stability and to provide customers with the information they need to make informed choices in a changing marketplace, Pennsylvania
Power & Light Co. Tuesday (4/1) filed its customer choice implementation plan with the state Public Utility
Commission.

	Under the filing, called a restructuring plan, all customers will have the prices they pay for electricity capped at current levels for as long as four-and-one-half years and for up to nine years for some customers.

	"This plan outlines a smooth transition from today's regulated prices to a marketplace in which customers will have the opportunity -- through the choices they make -- to reduce the prices that they pay for electricity," said William F. Hecht, PP&L's chairman, president and chief executive officer. "Under this plan, customers can't lose. They will have more choices while having the assurance of a price cap during the transition period."

	Tuesday's filing continues PP&L's leadership role in the transition to a competitive electricity marketplace for electricity, Hecht said. Under legislation signed by Gov. Ridge last December, Pennsylvanians will have the opportunity to select the company that generates the electricity they use. The state's current electric utilities will continue to provide delivery services. Customer choice would be phased in, beginning in January of 1999.

	Hecht pointed out that PP&L's plan provides that customers who decide to shop for their electricity supply will have a guarantee that the prices PP&L charges for the delivery service component of current rates will not increase for four-and-one-half years and that electricity generation rates for those who decide not to shop for their electricity supply will be capped for nine years.

	"If our plan is approved, customers who are buying their electricity from PP&L in the year 2001 will be paying prices that are essentially the same as they were paying in 1986," said Hecht. "This is a 15-year record of price stability that is unmatched in Pennsylvania." Hecht noted that, when inflation is taken into account, PP&L rates will have dropped by about one-third over that same period.

	As part of its plan, PP&L also is proposing to make available to all customers rates that sharply reduce the cost of delivering additional electricity. These savings would apply in addition to any savings that customers realize through the competitive marketplace. "Our proposal to provide reduced prices for additional electricity use will benefit individual customers and promote economic growth in the communities we serve," said Hecht.

	"As the issue of customer choice has been examined over the past several years, there has been a lot of discussion about lower rates for Pennsylvanians. The customers of PP&L have enjoyed low rates for decades and will continue to do so in the future. At PP&L, we have a proven history of delivering on the promise of competitive prices," said
Hecht.

	In addition to being stable, he noted that PP&L's prices are among the lowest in the Mid-Atlantic region.

	The Company's plan is based on charges in effect on Jan. 1, 1997. The company does not propose to change those rate levels in its filing.

	Hecht said PP&L is committed to a comprehensive customer education effort as part of the transition to competition. "We already are working with the PUC and other groups to ensure that customers have the information they need to make informed choices," said Hecht. "Customers shouldn't be apprehensive about these changes, especially because they don't need to make any decisions until they are comfortable with the information they have."

	As part of Tuesday's filing, PP&L outlines extensive education efforts for consumers, Hecht said. The consumer education initiatives, which include a comprehensive customer handbook, Internet information and community meetings, will be carried out in cooperation with the PUC and consumer groups.

	The filing also details the Company's plan to increase efforts to help customers who have difficulty paying their bills.

	Hecht said that a competitive generation marketplace is good news for all of the state's electricity users.

	"As a result of the changes coming to the state's electricity business, PP&L -- which has competitive prices and a superior record of satisfying customers -- will be able to offer electricity to all the residents of Pennsylvania. We are very much looking forward to that opportunity," said Hecht.

	In Tuesday's filing, the Company asks the PUC to approve a Competitive Transition Charge that would permit PP&L to recover costs incurred to provide service to customers in a regulated environment which may not be recoverable in a competitive marketplace. The Competitive Transition Charge would be listed as a separate line item on the bills of all "delivery" customers.

	"The proposal to recover these costs through the CTC does not represent an increase in the prices customers pay. As a practical matter, customers are paying these charges today under a regulated system. The transition charge is simply a mechanism to smooth the road to the competitive marketplace," said Hecht.

	Based on projected electricity prices, PP&L estimates that it faces transition costs of about $4.6 billion. Most of these transition costs result from the construction of the Susquehanna nuclear power plant. Other components include costs to add environmental protection equipment at coal-fired power plants, the cost of purchasing power from non-utility generators and accounting-related charges resulting from certain financial and ratemaking practices under regulation.

	Hecht stressed that these costs are the result of the Company's efforts to live up to responsibilities that it takes very seriously. "We spent this money to provide high-quality and competitively priced service to our customers in central eastern Pennsylvania. We anticipated being able to recoup these investments over periods ranging up to 40 years. With competition coming to the business, that is no longer practical," said Hecht.

	Hecht said that the Company's transition cost request is fair and is consistent with the legislation enacted last year. "Even with the plan we propose, our projections show that PP&L will fail to recover about $400 million of its transition costs," said Hecht.

	The Company's filing also outlines the organizational changes that PP&L will make to treat all electricity suppliers on a comparable basis, including PP&L's competitive electricity generation and sales business.
These organizational changes, which include the establishment of a Retail Energy Supply group to sell electricity throughout the Mid-Atlantic region, were announced last month.

	The Company has deferred a decision on whether or not it will seek to securitize any portion of the transition costs that are approved by the PUC. The Pennsylvania customer choice legislation permits utilities to issue special bonds to refinance -- or "securitize" -- transition costs. "It is not clear at this time whether securitization will be in the long-term best interest of our customers and our shareowners," said Hecht. "For that reason, we have not included a request to securitize transition costs in our filing with the PUC. We will continue to study this issue and may seek securitization in the future."

	Hecht emphasized that PP&L will continue its commitment to improve the quality of life in the communities of central eastern Pennsylvania. "As has been the case for more than 75 years, the continued health and vitality of this region is an important factor in the financial success of PP&L.
Our commitment to economic development and community involvement will remain a top priority," Hecht said.

	The PUC is expected to hold hearings on the Company's filing and make a final decision on the proposal by the end of this year.

	"We look forward to a full, open discussion of our filing. We are convinced that this plan is in the long-term best interests of all who depend on PP&L," said Hecht.

	PP&L, a subsidiary of PP&L Resources, Inc., provides electric service to 1.2 million customers in 29 counties of central and eastern Pennsylvania. Other company subsidiaries are Power Markets Development Co., an international power company; and Spectrum Energy Services Corp., which markets energy-related services and products.



	For recent news releases and other information about
PP&L Resources, see our Internet home page:
http://www.papl.com/



                          *  *  *  *  *





Following is a fact sheet that provides more details on the Company's filing.





                   PP&L Restructuring Plan
                         Fact Sheet

             ____________________________________



-- With the April 1, 1997, filing of its Restructuring Plan,
PP&L continues to be a strong and active proponent of retail competition.


-- The plan caps rates that all customers pay for electricity for four-and-one-half years and for some customers for as long as nine years. PP&L rates already are below the Pennsylvania average. PP&L's rates today are essentially the same as they were in 1986, which means they are about 25 percent lower in real terms when adjusted for inflation.


-- One-third of PP&L's customers would have the opportunity to choose their electricity supplier beginning Jan. 1, 1999. Another third would have that opportunity beginning on Jan. 1, 2000, and all customers would be able to choose by Jan. 1, 2001.


-- Enrollment periods would begin six months before each step of the phase-in. If a class is over-subscribed, customers will be selected on a random basis.


-- Any supplier who is licensed by the PUC and satisfies interconnection requirements may participate. The filing includes a fee schedule for PP&L to provide certain services to suppliers, including billing and general administration.


-- PP&L plans to participate as a generation supplier to customers in its current service territory and elsewhere.
To accommodate this participation, the company is proposing a separation of its generation and electricity sales function from the transmission and distribution function.


-- PP&L plans an extensive education effort to ensure that customers understand retail competition and can participate on an informed basis.


-- PP&L's transition costs are estimated to be $4.6 billion in four main categories: nuclear generation, fossil generation, non-utility generator contracts and regulatory assets. PP&L is not proposing to securitize any of its transition costs at this time, but it continuing to study the securitization option.


-- The plan will unbundle customer rates into three main categories: Transmission & Distribution charge; a Generation charge; and a Competitive Transition Charge, which will be used to recover transition costs. The CTC will be paid by all customers who receive transmission and distribution service from PP&L.


-- The CTC does NOT result in an increase in customer rates;
it is simply a restatement of costs currently being paid by customers.


-- PP&L will continue to be the "supplier of last resort" for customers who choose not to shop.


-- The filing includes a proposal to expand programs for low-income customers.